Exhibit 99.1

Company Contact	Investor Relations Contact
Paul W. Hawran	Lippert/Heilshorn & Associates
Chief Financial Officer	Jody Cain (jcain@lhai.com)
(858) 202-9000	(310) 691-7100

SEQUENOM REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS

Conference call begins today at 4:30 p.m. Eastern time

SAN DIEGO, August 6, 2007 – Sequenom, Inc. (NASDAQ: SQNM) today reported financial results for the three and six months ended June 30, 2007. The Company also announced that it is providing updated financial guidance for the 2007 full year.

Revenues for the second quarter of 2007 rose 41% to $10.2 million, compared with revenues of $7.2 million for the second quarter of 2006. The increase in revenues for the quarter was primarily due to an increase in the number of placements of MassARRAY® systems, related product sales and growth in the Contract Research Services group. The net loss for the second quarter of 2007 of $4.8 million, or $0.13 per share, compared with $3.9 million, or $0.21 per share, for the second quarter of 2006.

Cost of product and service revenue for the second quarter of 2007 was $4.2 million, compared with $3.0 million for the second quarter of 2006, with the increase primarily associated with higher sales volumes. Research and development expenses were $4.3 million for the second quarter of 2007, compared with $2.4 million for the same period in the prior year, reflecting additional expenses associated with product development, product improvements, and new applications for the MassARRAY platform along with increased research and development investment in non-invasive prenatal diagnostic technology. Selling, general and administrative expenses of $7.0 million for the second quarter of 2007 increased from $5.4 million for the second quarter of the prior year, as a result of increased marketing expenses and headcount related costs. Total costs and expenses for the second quarter of 2007 increased to $15.4 million, compared with $11.4 million for the same period last year.

Year-to-Date Financial Results

Revenues for the first six months of 2007 totaled $20.0 million, an increase of 42%, compared with $14.1 million for the first six months of 2006. Cost of product and services revenues for the first six months of 2007 was $8.6 million, compared with $5.7 million reported for the first six months of 2006. Total costs

Sequenom Reports Second Quarter 2007 Financial Results

and expenses for the first six months of 2007 were $29.3 million, versus $22.4 million for the comparable period in 2006. Sequenom reported a net loss for the six months ended June 30, 2007 of $8.6 million, or $0.24 per share, versus a net loss for the comparable period in 2006 of $7.6 million, or $0.47 per share.

As of June 30, 2007, Sequenom had available cash, cash equivalents and short-term investments of $33.6 million, which includes net proceeds of $18.4 million from the completion in April 2007 of a registered direct offering of the Company’s common stock. This compares with available cash, cash equivalents and short-term investments of $24.9 million reported as of December 31, 2006. As of June 30, 2007, the Company reported stockholders’ equity of $36.3 million.

“We are executing well against our growth strategy, resulting in a greater than 40% revenue increase for the second quarter, compared with the same period last year, due to increased MassARRAY product and services sales,” stated Harry Stylli, Ph.D., President and Chief Executive Officer. “Our Contract Research Services Business exceeded our growth target, contributing second quarter 2007 revenues of $941,000, just below the full year 2006 revenue total of $1.0 million for that business.

“During the remainder of this year, we plan to launch new products and product enhancements to support additional growth in our core MassARRAY systems and services businesses,” he added. “Also, we continue to gain recognition from the research community for the accuracy and sensitivity of our MassARRAY platform. We recently announced the adoption of our MassARRAY quantitative gene expression (QGE) technology and services by the highly respected, world-leading clinical research organization the Immune Tolerance Network, which made its selection of our technology based on a competitive analysis.”

2007 Second Quarter and Recent Highlights

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Customer News: In May, we reported an agreement to provide quantitative gene expression (QGE) services to the Immune Tolerance Network (ITN). The ITN is a well-respected international collaboration of researchers who conduct clinical research of new immune tolerance therapies. The ITN is supported by the National Institute of Allergy and Infectious Diseases and the National Institute of Diabetes and Digestive and Kidney Diseases, and partners with the Juvenile Diabetes Research Foundation for type 1 diabetes research.

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Expanded Non-Invasive Diagnostic Opportunity: In May, we reported our non-invasive fetal Rhesus D (RhD) genotyping assay using our MassARRAY technology demonstrated 100% concordance with routine European non-invasive RT-PCR methods. In June, we announced that our partner Lenetix Medical Screening Laboratory, Inc. provided a clinical submission to the

Sequenom Reports Second Quarter 2007 Financial Results

New York State Department of Health to support its application for a clinical laboratory permit for performing a non-invasive prenatal RhD incompatibility test, using RT-PCR, the first test based on our Fetal Nucleic Acid Technology. Also in June, we announced an alliance with privately held SensiGen LLC to develop and commercialize an ultra-sensitive human papillomavirus test and other advanced proprietary diagnostics.

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New Board Members: We welcomed two new members to our board of directors. In June Kathleen M. Wiltsey joined our board, bringing biotechnology entrepreneurial experience in marketing and business development from her 14-year tenure at Amgen, Inc. Last month, Richard A. Lerner, M.D., an accomplished researcher and executive, who currently serves as president of The Scripps Research Institute, joined our board.

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Completed $20.0 Million Financing: In April, we completed the sale of $20.0 million of common stock to several new and existing unaffiliated institutional investors. The aggregate net proceeds of the sale, after deducting the placement agents’ fees and offering expenses, were approximately $18.4 million. Lehman Brothers Inc. served as lead placement agent, and Rodman & Renshaw, LLC served as co-placement agent.

Updated 2007 Financial Guidance

Sequenom provides updated financial guidance for full year 2007 as follows:

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We are increasing our revenue expectations for the year to $39.0 to $41.0 million from the previously estimated range of $37.0 to $39.0 million. The updated guidance represents an increase of 37% to 44% in full year 2007 revenues, compared with full year 2006 revenues.

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We affirm our previous expense guidance for the year as follows: we expect research and development expenses to be $16.0 to $17.0 million; selling, general, and administrative expenses to be $28.0 to $29.0 million; and stock-based compensation expense to be $2.0 to $3.0 million.

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We now expect to report a net loss for the year of $19.0 to $21.0 million, compared with the previously estimated range of $23.0 to $25.0 million. Cash burn is now expected to be approximately $16.0 million, compared with the previously estimated range of $16.0 to $18.0 million.

Conference Call

Sequenom’s management will host a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss financial results, provide a business update and answer questions.

Individuals interested in participating in the conference call may do so by dialing (866) 844-2998 for domestic callers, or (706) 679-9912 for international callers. Those interested in listening to the conference call live via the Internet may do so by visiting the company’s Web site at www.sequenom.com and clicking the webcast link in the lower left corner of the homepage.

A webcast replay will be available on the Sequenom Web site for 14 days. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering reservation code 10632095.

Sequenom Reports Second Quarter 2007 Financial Results

About Sequenom

Sequenom is committed to providing the best genetic analysis products that translate genomic science into superior solutions for biomedical research, livestock and agricultural applications, molecular medicine, and non-invasive prenatal testing. Sequenom’s proprietary MassARRAY system is a high-performance nucleic acid analysis platform that efficiently and precisely measures the amount of genetic target material and variations therein. The system is able to deliver reliable and specific data from complex biological samples and from genetic target material that is only available in trace amounts. Sequenom has exclusively licensed intellectual property rights for the development and commercialization of non-invasive prenatal genetic tests for use with the MassARRAY system and other platforms.

Sequenom® and MassARRAY® are trademarks of SEQUENOM, Inc.

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding the Company’s plan to launch new products and product enhancements to support additional growth in its core MassARRAY systems and services businesses, the provision of quantitative gene expression services to the ITN, the development and commercialization of tests and diagnostics in alliance with SensiGen LLC, and all statements under the Updated 2007 Financial Guidance section of this press release, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with the Company’s operating performance, demand for and market acceptance of the Company’s products, services, and technologies, new technology and product development and commercialization particularly for new technologies such as non-invasive prenatal diagnostics, reliance upon the collaborative efforts of other parties such as the ITN, Lenetix Medical Screening Laboratory, Inc., SensiGen LLC and others, research and development progress, competition, government regulation, obtaining or maintaining regulatory approvals, and other risks detailed from time to time in the Company’s SEC (U.S. Securities and Exchange Commission) filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and other documents subsequently filed with or furnished to the SEC. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

[Tables to follow]

SEQUENOM, Inc.

Condensed Consolidated Financial Statements

(in thousands, except per share data)

Consolidated Summary of Operations

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Consumable	$3,763	$3,094	$7,962	$5,949
Other product related	5,449	3,888	10,358	7,553
Services	941	190	1,714	204
Research and other	—	16	11	393

Total revenues	10,153	7,188	20,045	14,099

Costs and expenses:
Cost of product & service revenue	4,155	3,028	8,581	5,748
R&D Expenses	4,256	2,426	7,131	4,891
Selling & Marketing Expenses	3,896	2,461	7,356	5,104
G&A Expenses	3,054	2,983	6,274	5,641
Amortization of acquired intangibles and other	—	504	—	1,011

Total costs and expenses	15,361	11,402	29,342	22,395

Operating loss	(5,208)	(4,214)	(9,297)	(8,296)

Interest income (expense) and other, net	404	97	725	228

Loss before incomes taxes	(4,804)	(4,117)	(8,572)	(8,068)
Deferred Tax Benefit	(3)	232	(3)	464

Net Income	$(4,807)	$(3,885)	$(8,575)	$(7,604)

Weighted average shares outstanding, basic and diluted	38,008	18,851	35,740	16,163
Net loss per share, basic and diluted:	$(0.13)	$(0.21)	$(0.24)	$(0.47)

Consolidated Balance Sheet Information

	June 30, 2007	December 31, 2006
	(unaudited)
Assets:
Cash, cash equivalents, short-term investments and restricted cash	$34,964	$26,330
Other current assets
Property, equipment and leasehold improvements, net	5,309	4,528
Other assets	12,780	9,023

Total assets	$53,053	$39,881

Liabilities and Stockholders’ Equity:
Deferred revenue	$1,754	$1,727
Other liabilities	14,954	12,704
Stockholders’ equity	36,345	25,450

Total liabilities and stockholders’ equity	$53,053	$39,881

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